Exhibit 99-1

Energy East Corporation Announces Third Quarter 2003 Financial Results and
Maintains 2003 Earnings Estimate of $1.55 to $1.70 per share

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, October 24, 2003, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings for the quarter ended September 30, 2003, were a loss of 4 cents per share compared to earnings of 16 cents per share for the quarter ended September 30, 2002. Earnings from continuing operations for the quarter ended September 30, 2003, were 1 cent per share compared to 17 cents per share for the quarter ended September 30, 2002. Earnings per share for the 12 months ended September 30, 2003, were $1.45 compared to $1.62 for the 12 months ended September 30, 2002. Earnings from continuing operations for the 12 months ended September 30, 2003, were $1.46 per share compared to $1.63 per share for the 12 months ended September 30, 2002.

While earnings from continuing operations for the third quarter of 2003 were significantly below last year they approximated management's expectations for the quarter. Therefore, Energy East is not changing its original estimate of 2003 earnings from continuing operations of $1.55 to $1.70 per share.

In keeping with its focus on regulated electric and natural gas delivery businesses, during the past few years Energy East has been systematically exiting under-performing and non-core businesses. In the third quarter of 2003 Energy East recognized a loss from discontinued operations of 5 cents per share for two businesses now classified as held for sale. Today Energy East announced the sale of one of those businesses, Griffith Oil, which the company inherited in its merger with RGS Energy. The second business is expected to be sold later this year. Proceeds from the sales will be used to pay down debt.

In addition to the effect of the businesses held for sale, earnings from continuing operations for the quarter ended September 30, 2003, were 7 cents per share lower due a decrease in electric deliveries resulting from normal summer weather in the third quarter of 2003 compared to an abnormally warm summer last year. Earnings also decreased due to higher noncash stock-based compensation expense of 7 cents per share due to an increase in the price of the company's common stock and lower noncash pension income of 4 cents per share.

Earnings from continuing operations for the 12 months ended September 30, 2003, were 36 cents per share lower mainly due to an electric rate decrease of $205 million ordered by the NYPSC for NYSEG in February 2002. Earnings were further reduced by 19 cents per share for a restructuring charge in the fourth quarter of 2002, lower noncash pension income of 12 cents per share and lower transmission revenues of 6 cents per share. Those decreases were substantially offset by 35 cents per share for higher electric and natural gas deliveries due to colder winter weather in both the fourth quarter of 2002 and the first quarter of 2003. Improved natural gas sales margins due to lower natural gas costs added 11 cents per share to earnings and includes NYSEG's natural gas supply charge that went into effect October 1, 2002. The twelve month period ending September 30, 2002, included 6 cents per share for a writedown on an investment in NEON Communications, which the company no longer owns, and 7 cents per share for a loss from the early retirement of debt.

"Safe Harbor" Statement under the Private Securtities Litigation Reform Act of 1995: Statements in this press release regarding Energy East's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Energy East's Annual report on Form 10-K for the year ended December 31, 2002.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics for the 3 months and 12 months ended September 30, 2003, are presented on the next two pages.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve 3 million customers (1.8 million electricity, 900,000 natural gas and 300,000 other retail energy customers) throughout upstate New York and New England.
Contact:	Scott P. Martin
Manager, Investor Relations
(607) 347-2561

Energy East Corporation
Consolidated Statements of Income - (Unaudited)
	Three Months		Twelve Months

Periods Ended September 30	2003	2002	2003	2002

(Thousands, except per share amounts)
Operating Revenues
Utility	$828,710	$874,321	$4,212,631	$3,337,837
Nonutility	74,414	65,304	343,491	181,202

Total Operating Revenues	903,124	939,625	4,556,122	3,519,039

Operating Expenses
Electricity purchased and fuel used in generation Utility	317,131	348,471	1,198,078	1,177,916
Nonutility	31,255	21,942	124,586	65,961
Natural gas purchased Utility	70,428	61,512	814,757	449,929
Nonutility	19,545	19,695	129,058	34,730
Other operating expenses Utility	197,945	175,354	805,822	550,399
Nonutility	18,783	15,698	43,929	63,386
Maintenance	38,923	42,156	180,529	144,710
Depreciation and amortization	75,330	74,627	299,272	218,813
Other taxes	61,555	64,120	277,631	199,724
Restructuring expenses	-	-	40,567	-
Gain on sale of generation assets	-	-	-	(84,083)
Deferral of asset sale gain	-	-	-	71,803

Total Operating Expenses	830,895	823,575	3,914,229	2,893,288

Operating Income	72,229	116,050	641,893	625,751
Writedown of Investment	-	-	-	12,209
Other (Income)	(3,499)	(9,430)	(14,418)	(27,949)
Other Deductions	1,094	4,516	7,865	30,007
Interest Charges, Net	76,232	72,378	288,682	232,122
Preferred Stock Dividends of Subsidiaries	988	8,292	26,720	31,219

(Loss) Income from Continuing Operations Before Income Taxes	(2,586)	40,294	333,044	348,143
Income Taxes (Benefit)	(4,670)	15,030	120,010	145,550

Income from Continuing Operations	2,084	25,264	213,034	202,593

Discontinued Operations
Loss from businesses held for sale (including estimated loss on disposal in 2003 of $13,116)	(15,557)	(2,988)	(4,431)	(2,870)
Income taxes (benefit)	(7,494)	(1,466)	(2,567)	(1,400)

Loss from Discontinued Operations	(8,063)	(1,522)	(1,864)	(1,470)

Net (Loss) Income	$(5,979)	$23,742	$211,170	$201,123

Earnings Per Share from Continuing Operations, basic and diluted	$.01	$.17	$1.46	$1.63

Total (Loss) Earnings Per Share, basic and diluted	$(.04)	$.16	$1.45	$1.62

Dividends Paid Per Share	$.25	$.24	$.99	$.95

Average Common Shares Outstanding, basic	145,684	144,621	145,261	124,002

Average Common Shares Outstanding, diluted	145,901	144,621	145,402	124,002

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended September 30	2003	2002	2003	2002

Electricity (thousands of megawatt-hours)
Residential	2,918	2,994	11,669	9,455
Commercial	2,521	2,566	9,269	7,342
Industrial	1,876	1,952	7,420	6,449
Other	526	537	2,239	1,768

Total retail	7,841	8,049	30,597	25,014
Wholesale	1,061	1,335	5,247	5,311

Total	8,902	9,384	35,844	30,325

Natural Gas (thousands of dekatherms)
Residential	5,043	4,864	87,035	50,885
Commercial	2,194	2,234	25,675	19,101
Industrial	410	409	3,536	2,627
Other	2,287	3,076	12,682	14,083
Transportation of customer-owned gas	16,616	19,276	91,405	72,069

Total retail	26,550	29,859	220,333	158,765
Wholesale	780	2,388	6,343	7,312

Total	27,330	32,247	226,676	166,077